Exhibit 3.14

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

INSPRO TECHNOLOGIES CORPORATION

pursuant to Section 151 of the
General Corporation Law of the State of Delaware

InsPro Technologies Corporation, a Delaware corporation (the “Company”), hereby certifies that:

1. The Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at five hundred million (500,000,000) shares of common stock, par value $0.001 per share, and twenty million (20,000,000) shares of preferred stock, par value $0.001 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. The Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on September 30, 2010, and as amended by that certain Certificate of Amendment to the Certificate of Designation of Series B Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on December 22, 2010 (as amended, the “Certificate of Designation”), expressly grants to the Board of Directors authority to increase the number of authorized shares of Series B Convertible Preferred Stock.

4. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and the Certificate of Designation, the Board of Directors, by action duly taken on March 27, 2015, adopted resolutions authorizing the increase of the number of authorized shares of the Company’s Series B Convertible Preferred Stock as set forth in Section 2 of the Certificate of Designation from Five Million (5,000,000) shares to Eleven Million (11,000,000) shares.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Company by its Chief Financial Officer this 8th day of September, 2015.

INSPRO TECHNOLOGIES CORPORATION

By:	/s/ Anthony R. Verdi

Name: Anthony R. Verdi
Title: Chief Financial Officer